Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Privacore VPC Asset Backed Credit Fund of our report dated May 29, 2026, relating to the financial statements and financial highlights which appear in Privacore VPC Asset Backed Credit Fund’s Certified Shareholder Report on Form N-CSR for the period January 2, 2026 (commencement of operations) through March 31, 2026. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm; Legal Counsel”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
July 29, 2026